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            ACCOUNTANTS' CONSENT AND REPORT ON CONSOLIDATED SCHEDULE

The Board of Directors
Tenet Healthcare Corporation:

    Under date of July 27, 1999, we reported on the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1999, as contained in the 1999 annual report to shareholders. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for fiscal year 1999. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in the index of exhibits to the Annual Report on Form 10-K for fiscal year 1999. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

    We consent to the incorporation by reference of our report dated July 27, 1999, in the Company's Registration Statements on Form S-3 (Nos. 33-57801, 33-57057, 33-55285, 33-62591, 33-63451, 333-17907, 333-24955, 333-21867,
333-26621 and 333-41907), Registration Statements on Form S-4 (Nos. 33-57485, 333-18185 and 333-64157) and Registration Statements on Form S-8 (Nos. 2-87611, 33-11478, 33-35688, 33-50182, 33-57375, 333-00709, 333-01183, 333-38299 and
333-41903).

                                          /s/ KPMG LLP

Los Angeles, California
August 27, 1999